EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Frequency Electronics, Inc. (the “Company”) on Form S-8 to be filed on or about May 30, 2013 of our report dated July 27, 2012, on our audits of the consolidated financial statements as of April 30, 2012 and 2011 and for each of the years in the two-year period ended April 30, 2012, which report was included in the Company’s Annual Report on Form 10-K filed July 30, 2012.  We also consent to the reference to our firm under the caption ”Experts” in the Registration Statement on Form S-8.

/s/ EisnerAmper LLP
New York, New York
May 30, 2013